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                            IMPORTANT INFORMATION ABOUT
                           THE AIM/INVESCO MERGER PROXIES

   As you may know, AIM Management Group Inc. has entered into an agreement to merge with a subsidiary of INVESCO plc. to form one of the world's largest investment management companies. As a result of this merger, it is necessary for shareholders of each of the AIM Funds to approve a new investment advisory agreement (and in some cases, a new subadvisory agreement).

   Please be looking in your mail for important proxy statements that describe several proposals relating to new investment advisory agreements and to other matters related to the management and policies of your Fund(s).

   IMPORTANT FACTS YOU SHOULD KNOW ABOUT THE AIM/INVESCO MERGER TRANSACTION:
      o The Merger has no effect on the number of shares you own or the value of those shares.
      o Advisory fees and expenses charged to your Fund will not change as a result of the merger.
      o The investment objectives of your Fund(s) will remain the same and key employees of AIM will continue to manage your Funds as they have in the past.
      o The merger will not change the quality of the investment management and shareholder services that you have received over the years.

   YOUR BOARD OF DIRECTORS/TRUSTEES RECOMMENDS APPROVAL. The Board of Directors/Trustees of your Fund(s) has unanimously approved all proposals and recommends that you read the proxy materials carefully and then vote FOR all proposals.

   WHO CAN VOTE. Shareholders of record December 3, 1996, will receive a proxy for each Fund in which they own shares.

   WHEN TO EXPECT YOUR PROXY. Proxies should be arriving after December 26 at the address listed on your account.

   WATCH FOR MULTIPLE PROXIES AND BALLOTS. You may receive more than one proxy statement if you own Funds that are voting on different issues. Enclosed in each proxy statement you will find one or more proxy cards relating to each of the Funds for which you are entitled to vote.

   MARK EACH BALLOT CAREFULLY. Indicate your voting instructions on EACH of the proxy ballot cards you receive. Date and sign them and return them in the postage-paid envelope provided.

   VOTE PROMPTLY. Please return your ballot(s) as soon as possible so your vote can be recorded before the shareholder meetings scheduled for February 7, 1997.

                             FOR MORE INFORMATION
                        CALL YOUR FINANCIAL CONSULTANT
                                OR E-MAIL AIM